UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2020 (November 12, 2020)

MIRAGEN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Lookout Rd.
Boulder	CO	80301
(Address of principal executive offices)		(Zip Code)
(720) 643-5200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On November 12, 2020, Miragen Therapeutics, Inc. (the “Company”) implemented a reverse split of its issued and outstanding common stock at a ratio of 1-for-15 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every 15 shares of the Company’s common stock issued and outstanding as of 12:01 a.m. (Eastern Time) on November 13, 2020 were automatically combined and converted into one share of common stock, par value $0.01 per share. The Company’s common stock will continue to trade on the Nasdaq Stock Market LLC under the symbol “MGEN,” but has been assigned a new CUSIP number (60463E 202). The Reverse Stock Split reduced the number of shares of common stock issuable upon the conversion of the Company’s outstanding preferred stock and the exercise or vesting of its outstanding stock options, restricted stock units and warrants in proportion to the ratio of the reverse stock split and caused a proportionate increase in the conversion and exercise prices of such stock options and warrants. The Reverse Stock Split did not change the total number of authorized shares of common stock or preferred stock.
No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share will receive a cash payment in lieu thereof. The Reverse Stock Split impacts all holders of the Company’s common stock proportionally and does not impact any stockholder’s percentage ownership of common stock (except to the extent the reverse stock split results in any stockholder owning only a fractional share).
The Reverse Stock Split was implemented pursuant to a Certificate of Amendment to the Company’s Certificate of Incorporation, a copy of which is filed herewith as Exhibit 3.1. The Company effected the Reverse Stock Split in accordance with the authority granted to the Company’s Board of Directors by the Company’s Stockholders at the Annual Meeting of Stockholders held on May 21, 2020, which consent was given on November 4, 2020, at which time the Company’s stockholders authorized the Board of Directors to effect a stock split within a range which included a 1-for-15 stock split.
Immediately after and as a result of the Reverse Stock Split, the Company has approximately 3.91 million shares of common stock outstanding and approximately 0.40 million shares of Series A Preferred stock outstanding. The Series A Preferred stock is convertible at the election of the holder upon shareholder approval and under certain beneficial ownership limitations in to approximately 26.57 million shares of common stock.
Item 8.01 Other Events.
As previously reported, on October 8, 2020, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that the listing of its common stock was not in compliance with Nasdaq Listing Rule 5550(a)(2) as its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days.
On November 13, 2020, the Company received a letter from Nasdaq notifying the Company that it has regained compliance with Nasdaq Listing Rule 5550(a)(2) because the closing bid price of the Company’s common stock was $1.00 per share or greater for the previous 12 consecutive business days.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Amendment to the Restated Certificate of Incorporation of the Company, effective as of November 12, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miragen Therapeutics, Inc.

Date: November 13, 2020	By:	/s/ Jason A. Leverone
Jason A. Leverone
Chief Financial Officer, Treasurer, and Secretary